Exhibit 99.1

GeoMet Announces 2006 Proved Reserves and Preliminary Gas Sales Volumes,

2007 Gas Sales Volume Estimates and Capital Spending Plans

and

Engagement of Financial Advisor

Houston, Texas – January 26, 2007 - GeoMet, Inc. (NASDAQ: GMET) today announced 2006 year end proved reserves; preliminary 2006 gas sales volumes; estimated 2007 gas sales volumes; current capital spending plans for 2007; and the engagement of a financial advisor to evaluate and advise as to strategic alternatives.

2006 Year-end Proved Reserves

The Company’s 2006 year-end proved reserves, as estimated by DeGolyer and MacNaughton, an independent reservoir engineering firm, were approximately 325.7 Bcf, an increase of 24% from year-end 2005 proved reserves of 262.5 Bcf. The 2006 year-end proved reserves were 100% coalbed methane and 75% developed. The PV-10 was $526 million using SEC pricing of $5.63 per MMBtu at December 31, 2006. Proved reserves at year-end 2005 were calculated using SEC pricing of $9.52 per MMBtu. Approximately 59% of year-end 2006 proved reserves are in the Gurnee Field in Alabama and 40% in the Pond Creek Field in Virginia and West Virginia.

2006 Sales Volumes and Estimates for 2007 Sales Volume Growth

Preliminary average daily sales volumes for 2006 were 17.1 MMcf, a 36% increase over 2005.

As a result of a reduction in development drilling planned for 2007, as more fully discussed below; a lower than anticipated beginning level of production in the Gurnee Field, together with the previously reported potential loss of gas sales volumes associated with its White Oak Creek overriding royalty, the Company currently estimates that its rate of growth in sales volumes of coalbed methane gas in 2007 will be between 14% and 18%. These revised estimates assume timely and satisfactory resolution of the previously disclosed gas transportation issues relating to the Company’s Pond Creek Field.

2007 Capital Expenditure Budget

As a result of the lowered sales volume estimates, uncertain natural gas price expectations and a desire to lower the reliance on borrowings to fund capital expenditures, the Company has reduced its 2007 capital expenditure budget to approximately $69 million which includes the drilling of approximately 92 development wells. Previously the Company had anticipated 2007 capital expenditures of approximately $100 million. The current 2007 capital expenditure budget includes approximately $57 million for development projects, $4 million for exploration and evaluation projects and $8 million for leasehold acquisition and other.

Approximately $34 million of the 2007 capital budget is allocated to drill, complete and equip 52 wells in the Gurnee Field in Alabama where the reduction in development drilling will take place and approximately $23 million to drill, complete and equip 40 wells in the Pond Creek Field in Virginia and West Virginia.

Engagement of Financial Advisor

The Company also announced that it has engaged Merrill Lynch & Co. to advise it as to appropriate strategic opportunities or alternatives.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, our ability to transport gas to market, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the coalbed methane gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.